Castle Brands Announces Fiscal 2013 Third Quarter Results
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Net Sales Increase of 21.8% leads to Increased Gross Profit and Improved Results of Operations

NEW YORK— February 14, 2013 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the three and nine month periods ended December 31, 2012.

Operating highlights for the quarter ended December 31, 2012:

•	Net sales increased 21.8% to $10.6 million for the quarter ended December 31, 2012, as compared to $8.7 million for the comparable prior-year period

•	Total case sales of beverage alcohol products increased 19.4% to 96,599 cases compared to 80,888 cases in the prior-year period

•	Strong growth of the Jefferson’s bourbons and rye lead to a 66.4% increase in whiskey revenues from the prior-year period

•	Gosling’s Black Seal Rum exceeded 100,000 cases sold in the U.S. for the 12 months ended December 31, 2012

•	Gosling’s Stormy Ginger Beer case sales increased 79.7% to 55,074 cases compared to 30,644 cases in the prior-year period

•	EBITDA, as adjusted, improved by 78.6% to a loss of ($0.1) million, compared to a loss of ($0.5) million for the three months ended December 31, 2011

“Castle Brands continued to deliver on the key elements of our plan. Case sales and revenues from our spirits brands increased strongly for the quarter and the year-to-date, well ahead of industry average. Cost containment continued to cause our operating margins to improve. As a result, cash consumed by operations, as measured by EBITDA, as adjusted, declined significantly,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“This is an exciting time for Castle Brands. We are particularly pleased with the increased penetration that Gosling’s Rums and Jefferson’s Bourbons continue to gain in key U.S. markets and we plan to boost the marketing programs, event sponsorships and promotions for these brands throughout the year. Furthermore, during the last nine months, our Irish portfolio, including our Irish whiskeys and Brady’s Irish Cream, achieved double digit year-over-year growth,” stated John Glover, Chief Operating Officer of Castle Brands. “During our fourth quarter, we will introduce Castello Mio, our new Sambuca, strengthening our liqueur portfolio.”

The Company had net sales of $10.6 million in the third quarter of fiscal 2013, an increase of 21.8% from $8.7 million in the comparable prior-year period. This sales growth was driven by increased rum and whiskey sales in the U.S. and international markets. Loss from operations was ($0.4) million for the three months ended December 31, 2012, an improvement of 44.3% from a loss of ($0.8) million for the comparable fiscal 2012 period. Including the ($0.2) million dividend accrued under the terms of the Series A Preferred Stock, the Company had a net loss attributable to common shareholders of ($0.8) million, or $(0.01) per basic and diluted share, in the fiscal 2013 third quarter, compared to a net loss attributable to common shareholders of ($1.4) million or $(0.01) per basic and diluted share, in the comparable fiscal 2012 period.

EBITDA, as adjusted, for the third quarter of fiscal 2013 improved to a loss of ($0.1) million, compared to a loss of ($0.5) million for the prior-year period.

For the nine months ended December 31, 2012, the Company had net sales of $30.6 million, a 20.2% increase from $25.5 million in the prior-year period. Loss from operations was ($1.7) million for the nine months ended December 31, 2012, an improvement of 40.9% from a loss of ($2.9) million for the comparable fiscal 2012 period. Including the ($0.6) million dividend accrued under the terms of the Series A Preferred Stock, the Company had a net loss attributable to common shareholders of ($2.9) million, or $(0.03) per basic and diluted share, in the first nine months of fiscal, compared to a net loss attributable to common shareholders of ($4.5) million or $(0.04) per basic and diluted share, in the comparable fiscal 2012 period.

EBITDA, as adjusted, for the nine months ended December 31, 2012 improved to a loss of ($0.7) million, compared to a loss of ($2.1) million for the prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowance for doubtful accounts and obsolete inventory, non-cash compensation expense, gain (loss) from equity investment in non-consolidated affiliate, foreign exchange, net change in fair value of warrant liability, net income attributable to noncontrolling interests and dividend to preferred shareholders is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowances for doubtful accounts and obsolete inventory, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands Inc.
Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Boru® Vodka, Pallini® Limoncello, Raspicello and Peachcello, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Betts & SchollTM wines, cc: winesTM, Celtic Crossing® Liqueur, Brady’s® Irish Cream, A. De Fussigny® cognacs, Travis Hasse’s Original®Liqueurs, TierrasTM tequila and the CC:TM line of wines. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements
This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities and our cost reduction efforts, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2012 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2012	2011	2012	2011
Sales, net*	$10,606,669	$8,709,204	$30,643,833	$25,501,542
Cost of sales*	6,748,049	5,499,113	19,629,713	16,252,323
Provision for obsolete inventory	20,825	—	120,825	—

Gross profit	3,837,795	3,210,091	10,893,295	9,249,219

Selling expense	2,886,256	2,495,172	8,280,114	7,758,352
General and administrative expense	1,162,543	1,279,387	3,650,749	3,733,500
Depreciation and amortization	230,579	228,764	691,518	682,720

Loss from operations	(441,583)	(793,232)	(1,729,086)	(2,925,353)

Other expense	—	—	(16)	—
(Loss) gain from equity investment in non-consolidated affiliate	(7,981)	787	(18,708)	(16,562)
Foreign exchange loss	(68,650)	(275,029)	(90,822)	(513,491)
Interest expense, net	(157,510)	(131,708)	(405,345)	(485,980)
Net change in fair value of warrant liability	161,685	(91,412)	232,964	93,613
Income tax benefit	37,038	37,038	111,114	111,114

Net loss	(477,001)	(1,253,556)	(1,899,899)	(3,736,659)
Net income attributable to noncontrolling interests	(125,222)	19,294	(433,120)	(185,285)

Net loss attributable to controlling interests	(602,223)	(1,234,262)	(2,333,019)	(3,921,944)

Dividend to preferred shareholders	(188,429)	(148,848)	(552,579)	(528,235)

Net loss attributable to common shareholders	$(790,652)	$(1,383,110)	$(2,885,598)	$(4,450,179)

Net loss per common share, basic and diluted, attributable to common shareholders	(0.01)	(0.01)	(0.03)	(0.04)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	108,540,805	107,835,859	108,475,032	107,497,741

*	Sales, net and Cost of sales include excise taxes of $1,483,570 and $1,227,204 for the three months ended December 31, 2012 and 2011, respectively, and $4,397,990 and $3,940,702 for the nine months ended December 31, 2012 and 2011, respectively

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA, as adjusted
(Unaudited)

	Three months ended		Nine months ended
	December 31,		December 31,
	2012	2011	2012	2011
Net loss attributable to common shareholders	$(790,652)	$(1,383,110)	$(2,855,598)	$(4,450,179)

Adjustments:
Interest expense, net	157,510	131,708	405,346	485,980
Income tax benefit	(37,038)	(37,038)	(111,114)	(111,114)
Depreciation and amortization	230,579	228,764	691,518	682,720

EBITDA (loss)	(439,601)	(1,059,676)	(1,899,848)	(3,392,593)

Allowance for doubtful accounts	4,869	8,024	16,869	26,058
Allowance for obsolete inventory	20,825	—	120,825	—
Stock-based compensation expense	77,334	52,737	216,262	137,250
Other expense	—	—	16	—
Gain (loss) from equity investment in non-consolidated affiliate	7,981	(787)	18,708	16,562
Foreign exchange loss	68,650	275,029	90,822	513,491
Net change in fair value of warrant liability	(161,685)	91,412	(232,964)	(93,613)
Net income attributable to noncontrolling interests	125,222	(19,294)	433,120	185,285
Dividend to preferred shareholders	188,429	148,848	552,579	528,235

EBITDA (loss), as adjusted	$(107,976)	$(503,707)	$(683,611)	$(2,079,325)

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